EXHIBIT 10.1
August 2, 2024

Elinor Mertz

Re: Chief Financial Officer Promotion Letter

Dear Ellie,

Congratulations on your recent promotion to Chief Financial Officer. You have played an instrumental role in shaping Airbnb into the company it is today, and we are thrilled for your next chapter here.

This letter is to let you know that the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Airbnb, Inc. (“Airbnb” or the “Company”) has approved changes in your compensation as described below in connection with its formal offer to you of the position of Chief Financial Officer.

As Chief Financial Officer, you will continue to report to our Chief Executive Officer and you will be located in San Francisco, CA.

Compensation and Benefits
Airbnb offers a highly competitive package of compensation and benefits. Effective March 1, 2024, your compensation package includes the following:

Salary
Your annual salary (“Annual Salary”) will be six hundred thousand dollars ($600,000), which amount would be subject to any required tax and other deductions, payable in bi-monthly installments in accordance with Airbnb’s normal payroll practices. The Annual Salary shall be reviewed by the Board or Compensation Committee from time to time in accordance with the Company’s ordinary practice.

2024 Bonus
Subject to the terms and conditions of the 2024 Bonus Plan, you will be eligible to earn an annual Company bonus ("2024 Bonus"). The annual bonus target associated with your new role as Chief Financial Officer is up to 75% of eligible earnings, as defined in the 2024 Bonus Plan. The 2024 Bonus payment, if any, will be subject to any required tax and other deductions, payable in accordance with Airbnb's normal payroll practices. No amount of the 2024 Bonus is guaranteed, and you must be an employee on the 2024 Bonus payment date to be eligible to earn a 2024 Bonus.

Equity
Your outstanding equity awards will continue to vest and remain outstanding in accordance with their terms based on your service as Chief Financial Officer. You will remain eligible for future grants as determined by the Compensation Committee or Board.

Airbnb Benefits Plan
As a full-time employee, you will continue to be eligible to participate in Airbnb’s comprehensive benefits programs. This includes access to a variety of benefits, including medical, dental, and vision care; short and long-term disability; life and AD&D insurance; Flexible Spending Accounts; and Employee Assistance Programs.

In addition, you may continue to choose to participate in Airbnb’s 401k traditional and 401k Roth Plans.

Participation in any of Airbnb’s employee benefit plans is expressly subject to the written terms and conditions contained in the applicable plan documents.

Airbnb Transit Subsidy
You will continue to be eligible to participate in Airbnb’s monthly transit subsidy program which includes subsidies for parking and/or transit or biking.

Employee Travel Coupon
The only way we’ll understand our community is if we are genuine Airbnb community members. Therefore, every Airbnb employee is eligible to receive a $500.00 Employee Travel Coupon (ETC) each quarter in a calendar year. We hope you use this coupon to explore new places, meet new people, and connect with hosts and guests around the world.

Paid Time Off (PTO), Paid Sick Time, Holidays, and Winter Closure
As a regular, full-time employee, you are eligible to earn fifteen (15) days of PTO per year, which can be used for any purpose, including vacation, sick and safe time. Airbnb also offers five (5) separately designated Paid Sick days so you have an additional opportunity to address health-related or family care needs.

In addition, you will receive paid holidays per our Company policy. There is also a Winter Closure tacked on at the end of the year so you can plan ahead to spend time with family and friends. The holiday calendar is published annually and is subject to change.

Airbnb reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

Confidentiality and Protection of Intellectual Property
You must continue to comply with Airbnb’s Employee Invention Assignment and Confidentiality Agreement (Invention and Confidentiality Agreement) that you entered into in connection with your commencement of employment with us.

Arbitration
You and Airbnb, Inc. (the “Parties”) each agree that any and all controversies, disputes or claims arising out of, relating to or concerning your employment relationship or the termination thereof, including without limitation, the validity, enforceability, interpretation of this agreement to arbitrate, and including, but not limited to, claims for unpaid wages, wrongful termination, claims relating to equity interests that may have been granted to you, and/or any other claims arising from your employment whether sounding in tort, contract, federal, state, local or other statutory violation or otherwise, and without regard to legal characterization of theory, shall be brought only in your individual capacity and finally resolved on an individual basis (to the fullest extent permitted under applicable law) through binding arbitration by JAMS under the JAMS Employment Arbitration Rules and Procedures then effect and subject to the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness (the “JAMS Rules”), available at www.jamsadr.com or upon request to HR, and in accordance with the Federal Arbitration Act (“FAA”).

The arbitration shall be before a single arbitrator appointed pursuant to the JAMS Rules and shall occur in San Francisco County California, or alternatively in the county of your primary work location, if you are based outside of San Francisco. The award shall be a reasoned written decision, that states the factual and legal conclusions and legal basis therefore, and shall be in English. The arbitrator's decision shall be final, binding, and conclusive. The agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where you are permitted by law to file such claims (including the National Labor Relations Board, the Equal Opportunity Commission and the Department of Labor), or prevent you from pursuing claims for which this agreement would be invalid as a matter of law. The Parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The Parties expressly waive any entitlement to have such controversies decided by a court or a jury. The Parties agree that judgment on any award in arbitration shall be enforceable in any court with competent jurisdiction. This clause shall not preclude either Party from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction.

At-Will Relationship
As is customary, our employment relationship is at-will. This means either you or Airbnb may terminate the employment relationship at any time and for any reason or no reason, without prior notice. Any modification or change in your at-will employment status may only be made if in writing and signed by you and Airbnb’s Chief Executive Officer and Chief Legal Officer.

Once accepted, this letter constitutes the entire agreement between you and Airbnb with respect to the subject matter herein and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter.

Should you have anything else that you wish to discuss, please do not hesitate to contact me. Otherwise, please sign this letter via electronic signature as sent through DocuSign. Please retain a copy for your personal records.

Ellie, few have had as meaningful an impact on Airbnb as you, and we’re thrilled to have you by our side for this next chapter. We have an incredible journey ahead of us.

Let’s change the world together.

Sincerely,
Airbnb, Inc.

/s/ Brian Chesky

Brian Chesky
Chief Executive Officer

I have read and understood this letter and acknowledge, accept and agree to its terms and further acknowledge that no other commitments were made to me as part of my promotion except as specifically set forth herein.

/s/ Elinor Mertz                    Date Signed: 08/02/2024
Elinor Mertz